     Exhibit 10.23

March 12, 2002

Sheryle Bolton
5576 Glenbrook Drive
Oakland, CA 94618

Dear Sheryle:

This letter describes the agreement that you and Scientific Learning Corporation (the “Company”) have reached (the “Agreement”) with respect to severance compensation for you upon certain possible future events.

1.	Separation. If, at any time in the 12 months following the date of this letter, your employment with the Company ends for any of the reasons set forth below, you will receive the severance compensation outlined in Sections 2(a) through 2(d) below:

a)	Termination by the Company of your employment for any reason other than Cause, as defined below. “Cause” shall be defined to include the following, as determined in good faith by the Board of Directors in its reasonable discretion: (i) material breach of the Company’s policies, (ii) neglect or abandonment of assigned duties, (iii) the commission of any act of fraud, embezzlement or dishonesty against the Company, (iv) conviction of any felony or any crime of moral turpitude or dishonesty, (v) intentional damage to the Company’s reputation or property, (vi) any material breach of a proprietary information and inventions agreement with the Company or unauthorized use or disclosure of confidential information or trade secrets of the Company, or (vii) conduct by you that demonstrates unfitness to serve.

b)	Resignation by you of your employment with the Company within 30 days after any of the following events: (i) end of your service as Chief Executive Officer of the Company; (ii) a material change in your compensation or duties; or (iii) the creation of a working environment that would cause a reasonable person to terminate his or her employment.

2.	Severance Compensation. If your employment with the Company ends for any of the reasons set forth in Section 1 above during the period specified in Section 1, and provided that you first execute a General Release in the form attached as an Exhibit hereto, the Company will provide you with the following:

a)	Severance Pay. The Company will pay you 12 months of your current base salary as severance pay (the “Severance Payments”). The Severance Payments will be made on the Company’s ordinary payroll dates, commencing with the first payroll date after the date on which your employment ends or the Effective Date of the attached General Release, whichever is later, and will be subject to standard payroll deductions and withholdings.

b)	Stock Options. All stock options from the Company that you then hold (including but not limited to the stock option granted to you on March 7, 2002) will stop vesting on the separation date, but the term within which they may be exercised will be extended to remain exercisable until December 31, 2005. This may result in the disqualification of your incentive stock options for tax purposes. Please consult your tax advisor for further information on this issue.

Sheryle Bolton March 12, 2002 Page 2

c)	Health Insurance. To the extent permitted by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your health insurance benefits. You will be provided with a separate notice of your COBRA rights. If you elect COBRA coverage, the Company will pay or reimburse your COBRA premiums for 12 months after your separation date. After that date, any continuation of coverage will be at your own expense

d)	Equipment. You may retain the following Company equipment: any laptop computer, home desktop computer or PDA in your use at the time of such termination of employment.

3.	Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement or as otherwise provided in any later-executed written agreement that may be entered into between you and the Company, you will not receive any severance pay, additional compensation, or benefits with respect to any separation that occurs within the 12 months after the date of this letter.

4.	Other Matters with Respect to any Separation.

a)	On any separation date, the Company will pay you all accrued salary, and all accrued and unused paid time off earned through such separation date, subject to standard payroll deductions and withholdings.

b)	You agree that, within 30 days after any separation date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the separation date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

c)	No later than five days after any separation date, except as specifically provided by Section 2 or as subsequently authorized in writing by the Company, you will return to the Company all Company documents (and all copies thereof) and other Company property which you currently have in your possession or under your control, including, but not limited to, Company files, notes, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property, credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

d)	Within 10 business days after any separation date, you will deliver to the Company the certificates for all Company stock that is then subject to a security interest to secure indebtedness by you to the Company. Except for such delivery of the certificates, the rights and obligations of you and the Company under that certain Secured Promissory Note, dated April 11, 2001 made by you in favor of the Company and that certain Pledge Agreement dated April 11, 2001 between you and the Company shall remain in full force and effect. If, under the terms of that Pledge Agreement, certain of the collateral thereunder is entitled to be released from the security interest, then the Company shall promptly return to you the certificates for the collateral that is entitled to be released.

5.	Proprietary Information Obligations. Both during and after your employment you will refrain from any disclosure of the Company’s proprietary or confidential information or materials and any use of those materials except for the benefit of the Company. You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, a copy of which is attached hereto.

6.	Confidentiality. The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, tax preparers, and financial advisors; (c) The Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

Sheryle Bolton March 12, 2002 Page 3

7.	Nondisparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company shall respond accurately and fully to any question, inquiry, or request for information when required by legal process.

8.	Release. You hereby release, acquit and forever discharge the Company and its officers, directors, agents, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, and claims for attorneys’ fees, costs, or any other expenses thereunder; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Family and Medical Leave Act; California Labor Code or any other applicable state labor code; the Fair Labor Standards Act; the California Fair Employment and Housing Act, as amended or any other applicable state anti-discrimination statute; tort law; contract law; or the law of wrongful discharge, discrimination, harassment, fraud, defamation, emotional distress, and breach of the implied covenant of good faith and fair dealing.

You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by you (“Effective Date”).

YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. You acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor”. You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims you may have against the Company.

9.	Public Statements. Should your duties at the Company change, should your employment with the Company terminate, or should the Company conclude that this Agreement or the matters covered by this Agreement should be publicly announced, the Company and you shall cooperate in good faith to agree upon a press release announcing such change, provided that such release shall in all events comply with the Company’s public disclosure obligations. All public statements by the Company and by you shall be consistent with the terms of such press release.

Sheryle Bolton March 12, 2002 Page 4

10.	Indemnification. Nothing in this Agreement or in any General Release signed pursuant hereto is intended to, nor shall it, release the Company from its indemnification obligations pursuant to California state law, the Company’s bylaws, or the Indemnity Agreement between you and the Company dated as of July 7, 1998.

11.	Miscellaneous. This Agreement, including the Exhibits hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other promises, warranties, or representations. This Agreement may not be modified or amended except in writing signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of your and the Company’s heirs, personal representatives, successors and assigns. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Delaware as applied to contracts made and to be performed entirely within Delaware.

If this Agreement is acceptable to you, please sign below and return one fully signed original to Linda Carloni within the time specified in Section 8.

Sincerely,

SCIENTIFIC LEARNING CORPORATION

By: /s/ Rodman W. Moorhead, III
——————————————
Rodman W. Moorhead III
Chairman of the Compensation Committee

AGREED:

/s/ Sheryle Bolton —————————————— Sheryle Bolton	Date: 3/18/02 ——————————————

Exhibits:	Proprietary Information and Inventions Agreement General Release

GENERAL RELEASE

     I hereby release, acquit and forever discharge the Scientific Learning Corporation (the “Company”) and its officers, directors, agents, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this General Release, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, and claims for attorneys’ fees, costs, or any other expenses thereunder; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Family and Medical Leave Act; California Labor Code or any other applicable state labor code; the Fair Labor Standards Act; the California Fair Employment and Housing Act, as amended or any other applicable state anti-discrimination statute; tort law; contract law; or the law of wrongful discharge, discrimination, harassment, fraud, defamation, emotional distress, and breach of the implied covenant of good faith and fair dealing.

     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this General Release; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this General Release; (c) I have twenty-one (21) days to consider this General Release (although I may choose to voluntarily execute this General Release earlier); (d) I have seven (7) days following the execution of this General Release to revoke the Release; and (e) this General Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after the General Release is executed by me (“Effective Date”).

     I UNDERSTAND THAT THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor”. I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

By: —————————————— Sheryle J. Bolton Date: ——————————————